Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267040

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated December 9, 2022)

Semantix, Inc.

76,862,994 ORDINARY SHARES

7,000,000 WARRANTS

18,499,984 ORDINARY SHARES UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1, effective as of December 9, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267040).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on December 12, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ordinary shares, par value $0.001 (“Ordinary Shares”) and our warrants (“Warrants”) are listed on the Nasdaq Stock Market LLC (the “Nasdaq”) under the trading symbols “STIX” and “STIXW”. On December 9, 2022, the closing price of our Ordinary Shares on Nasdaq was $0.80 per share and the closing price of our Warrants on Nasdaq was $0.04 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of December 2022

Commission File Number 001-41465

SEMANTIX, INC.

(Exact name of registrant as specified in its charter)

Avenida Eusébio Matoso, 1375, 10º andar

São Paulo, São Paulo, Brazil, 05423-180

Tel: +55 11 5082-2656

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Earnings Release for 3Q 2022.

99.2	Semantix, Inc.—Unaudited interim condensed consolidated financial statements as of September 30, 2022 and for the nine-month periods ended September 30, 2022 and 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SEMANTIX, INC.

Date: December 12, 2022	By:	/s/ Leonardo dos Santos Poça D’Água
	Name:	Leonardo dos Santos Poça D’Água
	Title:	Chairman of the Board, Chief Executive Officer and Class III Director